Exhibit 2

For immediate release

ALLIANCE ATLANTIS AND CANWEST GLOBAL COMMUNICATIONS CORP. ANNOUNCE THE APPROVAL OF ARRANGEMENT BY ALLIANCE ATLANTIS’ SHAREHOLDERS

TORONTO (April 5, 2007) — Alliance Atlantis Communications Inc. (“Alliance Atlantis”) (TSX: AAC.A, AAC.B) and CanWest Global Communications Corp. (“CanWest”) (TSX: CGS and CGS.A, NYSE: CWG) announced today that, at a Special Meeting of Shareholders held this morning, shareholders of Alliance Atlantis passed a special resolution approving an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act whereby AA Acquisition Corp. (formerly 6681859 Canada Inc.) (“Acquireco”), a corporation wholly owned by CanWest MediaWorks Inc., will acquire all of the outstanding Class A and Class B shares of Alliance Atlantis for $53.00 cash per share.

The Arrangement was approved by 99.7% of the votes cast by holders of outstanding Class A Voting Shares and 99.99% of the votes cast by holders of outstanding Class B Non-Voting Shares present in person or represented by proxy at the meeting. Both votes exceeded the required two-thirds approval for each class of shares.

“We are very happy that the shareholders of Alliance Atlantis have overwhelmingly voted in favour of the Arrangement, as recommended by our Board of Directors,” said Phyllis Yaffe, Chief Executive Officer of Alliance Atlantis.

“We too are pleased with today’s results,” said Leonard Asper, President and Chief Executive Officer of CanWest Global Communications Corp. “This brings us one step closer to combining the people and expertise of CanWest and Alliance Atlantis in order for us together to produce even better Canadian content, promote it more effectively and provide greater access to more viewers across more platforms”.

The completion of the Arrangement is subject to the approval of the Ontario Superior Court of Justice and to the satisfaction of certain other conditions described in the Management Proxy Circular dated March 5, 2007 which was mailed to shareholders of Alliance Atlantis and is available on SEDAR at www.sedar.com under Alliance Atlantis’ corporate profile. As previously announced on March 28, 2007, Alliance Atlantis and CanWest expect that the completion of the Arrangement will occur in July 2007 or early August 2007.

About Alliance Atlantis Communications Inc.

Alliance Atlantis offers Canadians 13 well-branded specialty channels boasting targeted, high-quality programming. Alliance Atlantis also co-produces and distributes the hit CSI franchise and indirectly holds a 51% limited partnership interest in Motion Picture Distribution LP, a leading distributor of motion pictures in Canada, with motion picture distribution operations in the United Kingdom and Spain. Alliance Atlantis’ shares are listed on the Toronto Stock Exchange-trading symbols AAC.A and AAC.B. Alliance Atlantis’ website is www.allianceatlantis.com.

About CanWest Global Communications Corp.

CanWest Global Communications Corp. (www.canwestglobal.com), (TSX: CGS and CGS.A, NYSE: CWG) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, CanWest also owns, operates and/or holds substantial interests in Canada’s largest publisher of daily newspapers, and conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Singapore, the United Kingdom and the United States.

Forward-Looking Statements

This press release includes forward-looking statements which reflect Alliance Atlantis’ current expectations. Forward-looking statements are those which are not historical fact and include in this news release statements relating to the expected completion of the Arrangement. The reader should not place undue reliance on such forward-looking statements. They involve known and unknown risks, uncertainties and other factors that may cause them to differ materially from anticipated future results or expectations expressed or implied by such forward-looking statements. Other risks and factors are described in materials filed by Alliance Atlantis with the securities regulatory authorities in Canada from time to time are available at www.sedar.com. Alliance Atlantis undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

This news release contains certain comments or forward-looking statements regarding CanWest that are based upon current expectations and are subject to certain risks, trends and uncertainties. These factors could cause actual future performance to vary materially from current expectations. CanWest disclaims any intention or obligation to update any forward-looking statement even if new information becomes available as a result of future events or for any other reason.

For further information please contact:

Alliance Atlantis	Nicola McIsaac	tel. 416-969-4405
CanWest Global	Deb Hutton	tel. 416-383-2442

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